EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

HAVZ, LLC	California limited liability company
Gummy Labs, LLC	Delaware limited liability company
Upexi Holdings, LLC	Delaware limited liability company
MW Products, Inc.	Nevada corporation
Trunano Labs, Inc.	Nevada corporation
Upexi Enterprise, LLC	Delaware limited liability company
Cygnet Online, LLC	Delaware limited liability company
Upexi Distribution LLC	Delaware limited liability company
Upexi Distribution Management, LLC	Delaware limited liability company
Upexi Pet Products, LLC	Delaware limited liability company
Upexi Property & Assets, LLC	Delaware limited liability company
Upexi 17129 Florida, LLC	Delaware limited liability company